Filed Pursuant to Rule 424(b)(5)
Registration No. 333-226319

SUPPLEMENT NO. 1 DATED FEBRUARY 12, 2021 TO PROSPECTUS SUPPLEMENT DATED MARCH 20, 2019 (To Prospectus dated August 2, 2018)

Common Stock
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This Supplement No. 1 to Prospectus Supplement (this “Supplement”) supplements and amends the Prospectus Supplement dated March 20, 2019 (the “Prospectus Supplement”). This Supplement should be read in conjunction with the Prospectus Supplement and the Prospectus dated August 2, 2018. This Supplement is qualified by reference to the Prospectus Supplement, except to the extent that the information presented herein supersedes the information contained in the Prospectus Supplement.

On February 8, 2018, we entered into a Common Stock Sales Agreement, dated February 8, 2018 (“Sales Agreement”), with H.C. Wainwright & Co., LLC (“Wainwright”) relating to shares of our common stock offered by the Prospectus Supplement dated March 20, 2019. In accordance with the terms of the Sales Agreement entered into on February 8, 2018, we could offer and sell shares of our common stock having an aggregate offering price of up to $25 million from time to time through Wainwright pursuant to at-the-market transactions (ATM). As of the date of this Supplement, we have sold an aggregate of 3,784,912 shares of our common stock pursuant to the Sales Agreement for an aggregate gross proceeds of $9,493,880.60.

The purpose of this Supplement is to suspend the ATM and to terminate the continuous offering by us under the Prospectus Supplement effective on February 12, 2021. We will not make any sales of our common stock pursuant to the Sales Agreement unless and until a new prospectus supplement is filed with the Securities and Exchange Commission; however, the Sales Agreement remains in full force and effect.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

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The date of this prospectus supplement is February 12, 2021.